UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K/A

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): February 6, 2004 (November 13, 2003)

Zhone Technologies, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-32743	22-3509099
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7001 Oakport Street Oakland, California	94621
(Address of principal executive offices)	(Zip Code)

(510) 777-7000

(Registrant’s telephone number, including area code)

Item 2. Acquisition or Disposition of Assets.

On November 13, 2003, Zhone Technologies, Inc., formerly known as Tellium, Inc. (the “Company”) completed its merger with ZTI Merger Subsidiary III, Inc., formerly known as Zhone Technologies, Inc. (“Zhone”) pursuant to the Agreement and Plan of Merger, dated as of July 27, 2003, by and among Tellium, Inc., Zebra Acquisition Corp. and Zhone Technologies, Inc. The merger was approved by both company’s stockholders on November 13, 2003. The merger is intended to be treated as a tax-free reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended. A full description of the merger transaction was contained in the joint proxy statement/prospectus of the Company and Zhone dated as of October 15, 2003.

On November 13, 2003, immediately prior to the closing of the merger with Zhone Technologies, the Company consummated a one-for-four reverse stock split of the Company’s outstanding common stock. This reverse stock split was approved by the Tellium stockholders at the annual meeting of stockholders on May 21, 2003. As of the effective time of the merger, each outstanding share of Zhone common stock was converted into the right to receive 0.47 of a share of Tellium common stock on a post reverse-split basis, and each option and warrant to purchase common stock of Zhone was converted into an option or warrant to purchase Company common stock with appropriate adjustments to the exercise price and the share numbers in accordance with the exchange ratio. As a result of the merger, on a post-reverse split basis, the Company issued approximately 46.4 million shares of Company common stock and assumed options and warrants to purchase approximately 2.7 million shares of Company common stock.

Effective immediately upon the closing of the merger, the Company’s name was changed from Tellium, Inc. to Zhone Technologies, Inc. The change in name was effected in accordance with the provisions of Section 253(b) of the Delaware General Corporation Law. Also, effective November 14, 2003, the Company began trading on the Nasdaq National Market under the trading symbol “ZHNE”.

Item 4. Changes in Registrant’s Certifying Accountant.

Prior to the merger, Tellium’s financial statements were audited by Deloitte & Touche LLP, and Zhone’s financial statements were audited by KPMG LLP. Zhone was treated as the acquirer for accounting purposes, and KPMG LLP will continue to audit Zhone’s financial statements, as previously approved by Zhone’s Board of Directors and ratified by Zhone’s Audit Committee on February 2, 2004. The engagement of KPMG LLP as Zhone’s independent accountants for the fiscal year ending December 31, 2004 is expected to be submitted for stockholder ratification at the Registrant’s 2004 Annual Meeting.

Because Tellium was audited by Deloitte & Touche LLP prior to the merger, the merger technically results in a change in independent accountants for the Registrant. Accordingly, the Registrant is required to provide the disclosures required by Item 304 of Regulation S-K.

The audit reports of Deloitte & Touche LLP on the consolidated financial statements of Tellium and subsidiaries as of and for the fiscal years ended December 31, 2002 and 2001, did not contain any adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope, or accounting principles. During Tellium’s two most recent fiscal years ended December 31, 2002 and the subsequent interim periods through September 30, 2003, there were no disagreements between Tellium and Deloitte & Touche LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements if not resolved to Deloitte & Touche LLP’s satisfaction would have caused them to make reference to the subject matter of the disagreement in connection with their reports.

None of the reportable events described under Item 304(a)(1)(v) of Regulation S-K occurred within Tellium’s two most recent fiscal years and the subsequent interim periods through September 30, 2003. The Registrant has provided Deloitte & Touche LLP with a copy of the foregoing disclosures. A letter from Deloitte & Touche LLP dated February 5, 2004, stating its agreement with these statements is attached as Exhibit 99.1.

During Tellium’s two most recent fiscal years ended December 31, 2002, and the subsequent interim periods through September 30, 2003, the Registrant did not consult with KPMG LLP regarding any of the matters or events set forth in Item 304(a)(2)(i) and (ii) of Regulation S-K.

Item 7. Financial Statements and Exhibits.

The financial statements and pro forma financial information required by this item were previously reported in the joint proxy statement/prospectus of Tellium and Zhone dated as of October 15, 2003. A current report on Form 8-K was filed on November 17, 2003 following the consummation of the merger. As the financial statements and pro forma financial information would be considered substantially the same as those which were provided in the joint proxy statement/prospectus, updated financial information is not required to be filed.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Zhone Technologies, Inc.

Date: February 6, 2004

	By:	/s/ Morteza Ejabat
Morteza Ejabat
Chief Executive Officer

EXHIBIT INDEX

EXHIBIT	DESCRIPTION
99.1	Letter from Deloitte & Touche LLP